Farmer Mac
Federal Agricultural Mortgage Corporation

CODE OF BUSINESS CONDUCT AND ETHICS

Originally Adopted on August 11, 1994
Amended as of March 13, 1997
Reaffirmed as of February 3, 2000, February 1, 2001 and February 7, 2002
Amended and Reaffirmed as of June 5, 2003
Amended and Reaffirmed as of March 12, 2004
Amended and Reaffirmed as of October 7, 2004
Amended and Reaffirmed as of August 4, 2005
Amended and Reaffirmed as of October 4, 2006
Amended and Reaffirmed as of June 7, 2007
Amended and Reaffirmed as of October 4, 2007
Amended and Reaffirmed as of June 5, 2008
Amended and Reaffirmed as of April 1, 2010
Amended and Reaffirmed as of August 3, 2012
Amended and Reaffirmed as of December 6, 2012
Amended and Reaffirmed as of December 4, 2013

Federal Agricultural Mortgage Corporation

CODE OF BUSINESS CONDUCT AND ETHICS
I.    Introduction—FCA and FCA Regulation
Pursuant to Section 514 of the Farm Credit Banks and Associations Safety and Soundness Act of 1992 (Pub. L. 102-552, 106 Stat. 4102 (1992)), the Farm Credit Administration (the “FCA”) has promulgated a regulation (12 C.F.R. Part 651 or the “FCA Regulation”) requiring the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) to adopt a conflict of interest policy that defines the types of relationships, transactions, or activities that might reasonably be expected to give rise to potential conflicts of interest involving its directors, officers, employees, or agents. The FCA Regulation also requires the reporting of sufficient information about transactions, relationships, and activities to inform Farmer Mac about potential conflicts of interest and the disclosure of unresolved conflicts of interest involving its directors, officers, and employees. This disclosure is in addition to the disclosures already required under the U.S. federal securities laws.

The Code of Business Conduct and Ethics (the “Code”) set forth herein has been developed in accordance with the framework established by the FCA Regulation and, where applicable, the U.S. federal securities laws.
II.    Background
Farmer Mac is an instrumentality of the United States that was formed by Congress to accomplish the public purpose of creating and maintaining a secondary market for a variety of loans made to borrowers in rural America, including agricultural real estate and rural housing mortgage loans, rural utility loans, and the USDA-guaranteed portions of certain loans made for agricultural, rural development, business and industry, and community facilities purposes. Farmer Mac’s activities are intended to provide participants with an efficient and competitive secondary market that enhances the participants’ ability to offer competitively-priced financing to rural borrowers. This secondary market is designed to increase the availability of long-term credit at stable interest rates to America’s rural communities and to provide those borrowers with the benefits of capital markets pricing and product innovation. The statute creating Farmer Mac (12 U.S.C. §§ 2279aa et seq.), which is sometimes referred to as Farmer Mac’s charter, requires that Farmer Mac’s Board of Directors (the “Board of Directors”) consist of 15 members, with five directors (the “Class A Directors”) elected by holders of voting common stock that are banks, insurance companies, or other financial institutions; five directors (the “Class B Directors”) elected by holders of voting common stock that are Farm Credit System institutions; and five directors appointed by the President of the United States. Throughout this Code, the phrase “elected directors” is used to refer to the Class A Directors and Class B Directors collectively.
The obligation of Farmer Mac directors to act in the best interest of Farmer Mac and all of its stockholders (mindful of its statutory mission) is not altered by the representative character of the directors on the Board of Directors. Indeed, the legislative history of Farmer Mac’s charter states that “[t]here is to be no distinction between the three categories of directors in terms of their duties and responsibilities as corporate directors to [Farmer Mac] and all stockholders.” (Senate Report, No. 230, 100th Congress, 1st Session, p. 52). While certain references in the legislative history indicate that the elected directors are to “represent” the interests of their respective constituencies, the corporate structure created by Congress for Farmer Mac affirms the applicability of general principles of corporate law to Farmer Mac. Congress structured Farmer Mac like any business corporation, with a board of directors and public stockholders. It is reasonable to conclude that Congress intended Farmer Mac to operate at a profit, if for no other reason than to avoid having to draw on its Treasury line of credit. If directors were free to act as mere representatives, without any fiduciary responsibility to consider the best interests of Farmer Mac, this would inhibit, rather than foster, accomplishment of the public purposes for which Farmer Mac was created.

The notion of Farmer Mac’s elected directors serving in a “representative” capacity is not inconsistent with the fiduciary duties of directors to act in the best interests of Farmer Mac and all of its stockholders. As directors of a business corporation with public stockholders, Farmer Mac directors are expected to exercise independent business judgment with respect to the affairs of Farmer Mac. The “representative” character of the Farmer Mac Board provides directors with the opportunity to present the views of their respective constituencies. This flow of information enables directors to hear the perspectives of different stockholders and make informed decisions in fulfillment of their fiduciary duties.
The obligation of Farmer Mac directors to exercise independent business judgment does not carry with it an unrestrained right to consult with, or disclose information obtained from Farmer Mac to, members of the director’s constituency or third parties. As the FCA has noted in its commentary made in connection with the adoption of the final rule concerning conflicts of interest:
While the FCA agrees with the FCC that directors have a duty to exercise informed independent judgment on Corporation matters, and may from time to time need to consult knowledgeable advisors, the FCA also recognizes the right of the Corporation’s Board to maintain the confidentiality of the Corporation’s business matters. Consequently, the consultation of advisors in order to make an independent judgment must be undertaken with due regard for the Corporation’s interest in maintaining confidentiality. Any advisors consulted by a director on a confidential matter would be bound by the Board’s confidentiality constraints and could, by virtue of the consultation, become insiders of the Corporation subject to the prohibitions of the Securities Exchange Act of 1934 and rules thereunder. The director should make every effort to ensure that the confidentiality of consultations can and will be maintained. Fiduciary duty to the Corporation requires the director to share with the Board any material information in his or her possession that is germane to Board decisions, regardless of its source.
While directors generally are entitled to discuss matters involving Farmer Mac with their constituents, they are strictly prohibited (unless otherwise permitted by Farmer Mac’s confidentiality restrictions described in Section IX below) from allowing non-public or confidential information, be it written or oral, to be (i) shared with any person or entity, including, but not limited to, their constituencies, (ii) used to further the interests of their constituencies, or (iii) used by any person or entity to the detriment of Farmer Mac. That result would violate the director’s fiduciary duties to Farmer Mac.
Just as directors must balance their right to consult with Farmer Mac’s need for confidentiality, so too must they “balance” their fiduciary duties to Farmer Mac against their fiduciary duties to any other entity on whose board they sit or by which they are employed. Farmer Mac directors, like directors of any public company, may owe fiduciary duties to other entities, some of which could be considered to be in competition with Farmer Mac. Basic principles of corporate law obligate directors in those circumstances to balance the interests of both entities to avoid harming either entity. The FCA Regulation provides that:
[w]here directors have fiduciary duties to competing institutions, they must balance these duties to avoid harming either institution. To advance the interest of one corporation to which a director owes duties in a manner that injures another corporation to which he also owes fiduciary duties could heighten shareholder concern about the good faith and fair dealing of the director.
However, any need by a Farmer Mac director to “balance” fiduciary duties does nothing to diminish the fiduciary duties that a Farmer Mac director owes to Farmer Mac and its stockholders. Such a need to “balance” fiduciary duties also does not permit a Farmer Mac director to adopt a “compromise” position in a conflict situation in which a director attempts to act in a manner that the director deems in the best interests of the two entities taken together, as such a position necessarily harms those entities since, in compromising the director is acting in a manner that is inconsistent with the best interests of the entities on an individual basis. As Farmer Mac’s directors owe Farmer Mac and its stockholders an uncompromised duty of loyalty, the fiduciary duties that a director may owe to a constituent stockholder does not modify, or excuse a director from fully complying with, the fiduciary duties that such director owes to Farmer Mac and all of its stockholders. If a director cannot comport with his or her duties to Farmer Mac with respect to a particular matter, the director should recuse himself or herself from consideration of that matter.
The Code of Business Conduct and Ethics has been developed to comply with the foregoing principles as expressed in the FCA Regulation, many of which have their foundation in corporate and common law. The FCA Regulation established the framework within which Farmer Mac was to develop a policy to guide directors, officers, and employees in the performance of their duties to Farmer Mac. The Code of Business Conduct and Ethics is premised on the expectation that directors, officers, employees, and agents will adhere to high standards of honesty, integrity, impartiality, loyalty, and care consistent with applicable law and regulations in furtherance of Farmer Mac’s public purposes. In many respects, however, the Code is general in nature since it deals with issues of ethical conduct. The Code may not address every specific circumstance because it is not possible to anticipate all forms of conflict of interest that may arise in a business as complex as Farmer Mac’s.

To increase the likelihood of determining the existence of potential conflicts, the FCA Regulation mandates, and the Code sets forth, a requirement that each director, officer, and employee report in writing annually, and at such other times as conflicts may arise, sufficient information about financial interests, transactions, relationships, and activities to inform Farmer Mac of potential conflicts. If no such interest, transaction, relationship, or activity is required to be reported, the director, officer, or employee is required to sign a statement to that effect. The Code also establishes procedures for resolving material conflicts of interest and, as required by the FCA Regulation, disclosing such unresolved conflicts in Farmer Mac’s disclosure materials. Other specific provisions and features of the Code of Business Conduct and Ethics are discussed in the relevant sections below.

III.    Purpose and Scope of the Code
The Code applies to all directors, officers, employees, and agents of Farmer Mac. Unless otherwise indicated, all references in this Code to “employees” shall be read to mean “directors, officers, employees, and agents.” “Agents” shall not be read to mean sellers or field servicers for purposes of the Code.
Terms used in this Code (whether capitalized or lower case) that are not otherwise defined shall have the meanings set forth in Annex A.
This Code reflects Farmer Mac’s vision and values. No code of conduct can replace the thoughtful behavior of an ethical employee, but this Code serves to help us focus on key areas of ethical risk, provide guidance on appropriate behavior, and continue to foster the culture of honesty, integrity, and accountability which is evident throughout Farmer Mac. In adopting this Code, Farmer Mac seeks to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) or the FCA and in other public communications made by the Corporation;

(iii)	compliance with applicable governmental laws, rules, and regulations;

(iv)	the prompt internal reporting to an appropriate person or persons identified below of violations of this Code; and

(v)	accountability for adherence to this Code.
Farmer Mac’s Corporate Governance Committee (the “Committee”) shall be responsible for assisting oversight by the Board of Directors of the operation of this Code. The Committee shall assess the adequacy of this Code annually and recommend any changes to the Board of Directors.

Those who violate the standards in this Code will be subject to disciplinary action as described in Section XIII below. No waivers of this Code will be granted except in accordance with the procedures set out in Section XVII below. If you are in a situation that you believe may violate or lead to a violation of this Code, or if you know of a violation of this Code by another employee, follow the guidelines described in Section XIV below.

IV.	General Responsibilities—Honest and Ethical Conduct
Each employee of Farmer Mac must conduct the business of Farmer Mac following high standards of honesty, integrity, impartiality, loyalty and care, consistent with applicable law and regulation, in furtherance of Farmer Mac’s public purposes. In addition, employees must always be sensitive to the appearance of impropriety. When engaging in any Farmer activity, employees should judge a proposed course of action by reference to these principles.

V.	Conflicts of Interest
Directors
In structuring Farmer Mac, Congress established a Board of Directors with elective classes of directors who may have, from time to time, potential Conflicts of Interest as such term is defined in this Code. Because of this unusual inherent characteristic, Farmer Mac directors must be particularly sensitive to those instances where a potential Conflict of Interest may be likely to become Material.
If a director is unsure whether he or she, a Business Affiliate, or a Family Member has a potential Conflict of Interest that could be Material, the director shall promptly disclose the same to the Chairman who shall refer the matter to the Corporate Governance Committee, which may consult with the President, the General Counsel, and such other advisors as the Committee shall deem appropriate. Any potential Material Conflict of Interest that is referred to the Corporate Governance Committee also shall be reported to the General Counsel. It shall be the responsibility of the Corporate Governance Committee, with the advice of legal counsel, to determine whether the potential Conflict of Interest is Material and to report such determination to the Board of Directors.

The types of transactions, relationships, or activities that could give rise to Material Conflicts of Interest for directors include, but are not limited to, the following examples:

•
A director is in the process of applying for a Farmer Mac loan, knowing that the loan-to-value ratio (LTV) of the loan would exceed Farmer Mac’s underwriting standards. The director initiates a change in the underwriting standards to increase the maximum LTV, doing so on the premise that the change is in the best interests of Farmer Mac.

•
A Class A Director or Class B Director is also an officer, director, or employee of a Participant and urges Farmer Mac to reduce the guarantee fee that would be charged to certain, but not all, institutions—including the director’s own institution—in connection with guarantee transactions.

•
A Class A Director who is also an officer, director, or employee of a bank urges Farmer Mac to adopt a requirement that all borrowers maintain depository accounts with their lenders and that the bank may use those accounts as additional security (a right of set-off) for payments due on the loan.

•
A Class B Director who is also an officer, director, or employee of a Farm Credit System institution urges Farmer Mac to adopt a requirement that all borrowers own stock in their lenders and to pledge that stock as additional security for the loan.

•
A Class A or Class B Director who is also an officer, director, or employee of a customer or business partner of Farmer Mac is involved in deliberations with the Board of Directors or discussions with Farmer Mac employees about a dispute involving such customer or business partner.

In a situation involving a Material Conflict of Interest, a director may not participate in any discussion or deliberation of, or any vote on, any question, issue, decision, or transaction in which it has been determined (by either the director or the Corporate Governance Committee) that the director, or any Business Affiliate or Family Member of such director, has or appears to have such Material Conflict of Interest. In those situations, the Corporate Governance Committee is also authorized to resolve the Material Conflict of Interest by restricting the distribution of certain sensitive information to the director with a Material Conflict of Interest. Notwithstanding anything to the contrary herein, a director may participate in discussions and deliberations that generically address subject matter areas about which such director has expertise.
Whenever there is the slightest doubt, directors should disclose all facts material to their interests, unless disclosure would violate the confidence of the person from whom the information that would be the subject of the disclosure was obtained. If disclosure would breach such confidence, the director shall recuse himself or herself from the discussion, deliberation, and vote and need not disclose the confidence.

In the event that one or more directors are disqualified from voting on a question, issue, decision, or transaction before the Board of Directors, and the remaining number of directors is insufficient to form the quorum necessary to enable the Board to validly act, the directors who are not so disqualified shall automatically be constituted into an ad hoc committee of the Board with the power to act for Farmer Mac in the matter under consideration.
Employees (Other than Directors)
No employee (which, for purposes of this provision, excludes directors) of Farmer Mac shall participate in any decision or transaction in which the employee has or appears to have a Material Conflict of Interest.
The types of transactions, relationships, or activities that could give rise to Material Conflicts of Interest for employees include, but are not limited to, the following examples:

•
Service by the employee or a Family Member as a director, officer, or employee of, or an ownership interest by the employee or Family Member of 5% or more in, a Participant or other entity that has a business or prospective business relationship with Farmer Mac; or

•
Indebtedness by the employee or a Family Member under an outstanding agricultural, rural housing, or business loan or personal loan of $100,000 or more (other than a purchase money loan for the employee’s residence) owed to a Participant or other entity that has a business or prospective business relationship with Farmer Mac.

If an employee or Family Member has such service, ownership, or indebtedness, the employee shall promptly report the relevant facts to the General Counsel of the Corporation. An employee who is in any doubt as to whether a Conflict of Interest exists or would exist in a particular situation should check in advance with the General Counsel of the Corporation. The General Counsel shall report periodically to the Board of Directors or the Committee any such potential conflict that is brought to the General Counsel’s attention. The General Counsel shall then determine whether a Material Conflict of Interest exists and, if so, what the appropriate resolution shall be.
Each employee must avoid any outside activity, financial interest, or relationship that may present a possible Material Conflict of Interest or the appearance of a Material Conflict of Interest. No employee may engage in an activity that involves any such conflict except with the specific prior approval in writing of the General Counsel of the Corporation in accordance with the procedures set out in the Corporation’s Employee Benefits and Policy Manual and this Code. If the General Counsel of the Corporation to whom disclosure is made of such conflict is himself or herself involved in the matter giving rise to such conflict, disclosure must be made to (and approval obtained from) an appropriate officer of the Corporation who is not involved in the matter giving rise to such conflict.

Agents
Potential Conflicts of Interest involving any Agent will be dealt with, to the extent not incorporated in the Agent’s professional code of ethics, through contractual agreements between Farmer Mac and such Agent. Agents whose potential conflicts of interest are not dealt with in the Agent’s professional code of ethics will be advised of the applicability of the FCA Regulation and this Code annually.

VI.	Compliance with Fiduciary Duties to Farmer Mac
The notion of Farmer Mac’s elected directors serving in a “representative” capacity is not inconsistent with the fiduciary duties of directors to act in the best interests of Farmer Mac and all of its stockholders. As each director of Farmer Mac owes Farmer Mac and its stockholders strict and uncompromised compliance with his or her fiduciary duties, any fiduciary duties that a director may owe to a constituent stockholder does not modify, or excuse a director from fully complying with, the fiduciary duties that such director owes to Farmer Mac and all of its stockholders. If a director cannot comport with his or her duties to Farmer Mac with respect to a particular matter, the director should recuse himself or herself from consideration of that matter. Accordingly, a director of Farmer Mac shall not:
(i)     be a party to any agreement, arrangement or understanding (whether written or oral) with, and shall not give any commitment or assurance, to any person or entity as to the positions that such director will take in support of or in opposition to any issue or question that may be presented to him or her for consideration in his or her capacity as a director of Farmer Mac;
(ii)    be a party to any agreement, arrangement or understanding (whether written or oral) with, and shall not give any commitment or assurance, to any person or entity as to how such director, will act or vote with respect to any issue or question presented to him or her for consideration in his or her capacity as a director of Farmer Mac;
(iii)    be a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as having been (A) entered into in contemplation of such director’s service on the Board of Directors of Farmer Mac and (B) intended to limit or interfere with such director’s ability to comply with his or her fiduciary duties, as a director of Farmer Mac, to Farmer Mac or its stockholders;
(iv)    be a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as being intended to require such director to consider the interests of a person or entity (other than Farmer Mac and its stockholders) in complying with his or her fiduciary duties, as a director of Farmer Mac, to Farmer Mac or its stockholders; and
(v)    be a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than Farmer Mac with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such director’s service or action as a director of Farmer Mac that was not in effect and disclosed to Farmer Mac prior to such director’s nomination for election to the Board of Directors and which shall not, without the written consent of the Chairman of Farmer Mac, be modified in any manner at any time following such director’s nomination for election as a director of Farmer Mac.

VII.	Public Disclosure and Other Communications
Fair and Timely Disclosure in Public Reporting and Communications
Farmer Mac’s principal executive officer, principal financial officer, principal accounting officer, or controller, and any other officer involved in the preparation of the Corporation’s financial statements, public reports, or other public communications (collectively, the “Senior Financial Officers”), are responsible for ensuring that such financial statements, public reports, or other public communications contain disclosure that is full, fair, accurate, timely, and understandable. In that regard, the Senior Financial Officers are responsible for establishing and maintaining effective disclosure controls and procedures and internal controls and procedures for financial reporting.
Political Activities and Personal Contacts with Public Officials
Farmer Mac encourages its employees to become involved in all aspects of the political process. However, personal political activity has to take place on personal rather than company time. Because Farmer Mac is subject to close scrutiny from many sources, it is particularly important that employees who engage in personal political activity make known, as and when appropriate, that the views expressed are their own personal views, as opposed to Farmer Mac’s. In addition, Farmer Mac’s directors should not seek federal public office, or accept appointment to any federal public office that oversees Farmer Mac’s business, while serving on the Board of Directors.
An employee shall not contact or communicate with Public Officials on behalf of Farmer Mac except at the specific request of: (i) the Board of Directors, acting as a whole; (ii) the Chairman of the Board; (iii) the Board Public Policy Committee; or (iv) the President. Employees shall, in dealings with Public Officials, make clear whether the contact is or is not on behalf of Farmer Mac, a Business Affiliate or other Person.
An employee who contacts or communicates with Public Officials on behalf of Farmer Mac must be familiar with and obey the lobbying laws and public disclosure requirements and is encouraged to consult the General Counsel of the Corporation thereon.

If a director takes a position, or engages in a communication the subject of which is, inconsistent with a position previously adopted by the Board, the director shall disclose to the person to whom the position or communication is directed that the director is not acting in the capacity as a director of Farmer Mac but rather in another unrelated capacity and that the director’s position does not reflect the position of Farmer Mac on the issue that is the subject of the discussion. In addition, directors shall adhere to the Guidelines for Speakers Board policy in connection with any speaking engagements in which they are participating in their roles as directors of Farmer Mac.

VIII.	Corporate Opportunities
Farmer Mac employees may not use corporate property, information or position for personal gain or in any way that would compete with the Corporation. Farmer Mac’s employees are prohibited from (a) taking for themselves personally or for the benefit of persons or entities outside the Corporation opportunities that are properly within the scope of the Corporation’s activities or which are discovered through the use of the Corporation’s property or information, (b) using corporate property, information or position for personal gain, and (c) competing with the Corporation. Employees owe a duty to the Corporation to advance its legitimate interests to the best of their abilities.
An employee who, in the course of his or her activities as an employee or by reason of his or her position as an employee, becomes aware of a Corporate Opportunity, shall not use such Corporate Opportunity personally or for the benefit of persons or entities outside the Corporation or seek to block Farmer Mac’s use of that Corporate Opportunity for the employee’s own benefit or the benefit of any persons or entities outside the Corporation.
An employee who becomes aware of a Corporate Opportunity other than as described in the previous paragraph shall promptly disclose such Corporate Opportunity to the Chairman or the President of Farmer Mac who, if appropriate, shall report the matter to the Board at its next meeting or, if the Chairman so decides, a special meeting called for such purpose.
Nothing in this Code shall obligate any employee, Business Affiliate, or Family Member to transact any specific business with Farmer Mac.

IX.	Confidentiality
Pursuant to their fiduciary duties of loyalty and care, directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express authorization of the Board of Directors to disclose such information.
Farmer Mac’s directors, officers, employees and agents must respect and maintain the confidentiality of information entrusted to them by the Corporation or customers of the Corporation. Other than the disclosures that are authorized as described below or legally mandated, a director, officer, employee or agent shall not:
(i)    divulge to anyone who is not also a director, officer, employee or agent of Farmer Mac any Confidential Information (as defined below) acquired in their capacity as a Farmer Mac director, officer, employee or agent; or

(ii)    use for that Person’s own benefit or the benefit of any persons or entities outside the Corporation any Confidential Information acquired in the capacity as a Farmer Mac director, officer, employee, or agent.
An officer, employee or agent may divulge Confidential Information to a third party if authorized by the Corporation’s President or General Counsel or if the third party is subject to a confidentiality agreement approved by Farmer Mac’s Legal Department. A director may divulge Confidential Information to a third party only if such specific disclosure is pre-approved in writing by the Committee; provided that a director may share confidential information with (i) the officers, directors, accountants and legal counsel for Farmer Mac, (ii) the director’s personal attorneys who need to know the information to advise the director on issues relating to legal compliance so long as the attorney agrees not to share the confidential information with any Person outside of the attorney’s firm or with any of the attorney’s other clients and the disclosing director agrees to be personally responsible for any unauthorized disclosures of the Confidential Information by such attorney, and (iii) the FCA or any other governmental entity having regulatory, legislative or investigative oversight over Farmer Mac. Questions about whether particular information is “Confidential Information” or whether such information may be used or disclosed to a third party should be directed to the Corporation’s General Counsel.
Confidential information includes any information entrusted to or obtained by a director, officer, employee, or agent of Farmer Mac by reason of his or her position as a director, officer, employee, or agent of Farmer Mac that is not available on the public portion of Farmer Mac’s website or in Farmer Mac’s filings with the SEC. It includes, but is not limited to, any non-public information that might be of use to competitors (or those who would seek to limit the ability of Farmer Mac to compete with others) or harmful to the Corporation or its customers if disclosed, such as:

•	non-public information about the Corporation’s financial condition, prospects or plans, its marketing and sales programs and research and development information;

•
non-public information concerning possible transactions with other companies or information about the Corporation’s customers, vendors or joint venture partners, which the Corporation is under an obligation to maintain as confidential;

•	non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors;

•
non-public information about the Corporation’s discussions with any governmental authority, whether occurring in the past, on-going or planned for the future, including, but not limited to, any initiatives to seek changes to the Corporation’s statutory charter or regulatory framework; and

•	non-public information about the dynamics of the Farmer Mac Board of Directors.
The obligation to safeguard confidential information continues after employment, or service as a director, with the Corporation ends. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, Farmer Mac’s Legal Department will assist in determining what disclosure is required.

X.	Fair Dealing; Gifts
Each employee of Farmer Mac must deal fairly with customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
In some instances, giving gifts or providing meals and entertainment is an accepted manner of doing business. However, no gifts or favors should be offered to or accepted from any Person where doing so might be perceived to influence an employee’s judgment. The Corporation does not want questions to arise about whether a certain business decision was made in the best interest of Farmer Mac. Therefore, the following guidelines apply to the giving and receipt of business courtesies and gifts by employees (other than agents):

(i)
No employee or Family Member shall accept any Substantial Gift from any Person who has a present or prospective business relationship with Farmer Mac. In no event shall an employee solicit any gift from any Person who has a present or prospective business relationship with Farmer Mac. Nothing herein shall be construed to prohibit the receipt of bona fide compensation or other benefits incident to the employee’s or Family Member’s employment or business.

(ii)	No director shall solicit donations or contributions from employees or other Farmer Mac directors, either for charitable or political causes.

(iii)
Normally, Farmer Mac pays for all employee expenses for business travel, meals and entertainment. However, notwithstanding the prohibition on the acceptance of Substantial Gifts, employees may offer or receive business courtesies such as meals, entertainment and access to other events, to or from a third party, when the third party is present and circumstances surrounding such event have a clear business purpose, e.g., talking business over a meal or during an event sponsored and attended by a third party. In no event shall an employee solicit any business courtesy from any Person who has a present or prospective business relationship with Farmer Mac.

(iv)
If a director receives a business courtesy the fair market value of which exceeds $100, the director shall notify the Chairman (or the Corporate Governance Committee in the case of the Chairman receiving a business courtesy). The President is delegated the authority to establish appropriate guidelines for employees (other than directors) to report the receipt of certain types of business courtesies. Any such guidelines for employees other than directors shall apply to business courtesies received by the President but shall be overseen by the Chairman with respect to the President.

(v)
If a Person presses a gift on you the acceptance of which would be inconsistent with this Section X, or if you are offered cash in any amount or a monetary equivalent, you should decline the gift and immediately report the situation to Farmer Mac’s Legal Department.

(vi)	Under no circumstances should any employee of Farmer Mac accept any bribes or kickbacks from any Person. This may constitute criminal activity.

(vii)
If any employee is dealing with federal, state or local government officials, he or she must comply with the federal, state or local restrictions that apply to business gratuities. Information about such restrictions is available from the Legal Department.

These rules do not cover every eventuality. If an employee is unsure whether a specific gift or entertainment offer lies within the bounds of acceptable business practices, he or she should ask:

•	Is it reasonable and in good taste?

•	Do I feel pressure to reciprocate by giving the third party business? Or conversely, am I putting inappropriate pressure on someone else to close a deal with Farmer Mac?

•	Will I be comfortable if the situation becomes public knowledge?

XI.	Protection and Proper Use of the Corporation’s Assets
Farmer Mac’s employees must protect the Corporation’s assets and ensure they are used for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Corporation’s profitability. All of the Corporation’s assets should be used for legitimate business purposes.

XII.	Compliance with Laws, Rules and Regulations (Including Insider Trading Laws)
Farmer Mac’s employees must abide by and strictly comply with all applicable laws, rules and regulations. All employees are expected to comply with the laws of the state or jurisdiction in which they operate, as well as United States statutes and the Corporation’s policies governing business activities. These laws and policies include compliance with federal and other securities laws, including insider trading laws, the U.S. Foreign Corrupt Practices Act, U.S. anti-boycott laws, U.S. sanctions and embargoes against certain countries, competition laws and money laundering laws. The Corporation actively promotes compliance with all laws, rules and regulations, including insider trading laws, in each jurisdiction in which it does business. Noncompliance is unethical, illegal and in conflict with the Corporation’s values and commitment to integrity. Violations will be dealt with decisively. Insider trading is both unethical and illegal, and will be dealt with severely.

Insider Trading
No Farmer Mac employee shall trade in the stock of Farmer Mac (or any publicly traded company) while in possession of material, non-public information about Farmer Mac (or such publicly traded company).
The Corporation’s Policy Statement on Insider Trading defines insider trading, sets forth the specific policies against insider trading and discusses the procedures for clearing trades under the policy. Employees should carefully review the Policy Statement, compliance with which must be certified to by all employees at least annually.

XIII.	Accountability for Adherence to this Code; Violations of this Code
Adherence to this Code is mandatory for all employees, and each employee has a personal responsibility to ensure that his or her actions abide by this Code and comply not only with the letter but the spirit of this Code. Management has the additional responsibility of fostering a culture in which compliance with the Corporation’s policies and all applicable laws is at the core of all the Corporation’s business activities. Concerns about appropriate conduct must be promptly addressed with care and respect.
The policies set forth in this Code are supported by the specific and detailed practices and procedures contained in the Corporation’s Employee Benefits and Policy Manual. Employees (other than directors and agents) should consult such materials for further details regarding the policies set forth herein.
The values and responsibilities set forth in this Code are important to the Corporation and must be taken seriously by all employees. Accordingly, violations of these values and responsibilities will lead to disciplinary action in accordance with the Corporation’s policies. Such disciplinary action may include reprimand, reimbursement of any loss or damage suffered by the Corporation, or termination of employment. Under certain circumstances, violation of this Code may also result in referral for civil action or criminal prosecution, or any other disciplinary action deemed appropriate by the Corporation.
Holding Class A and Class B Directors Accountable; Prospective Director Agreement
To ensure that the directors elected by the Corporation’s stockholders are accountable for their failure to abide by this Code, each of the nominees for election to the Board of Directors representing the holders of Class A voting common stock and each of the nominees for election to the Board of Directors representing the holders of Class B voting common stock shall be required to execute a prospective director agreement, in a form provided by the Secretary of the Corporation (the “Prospective Director Agreement”). The Prospective Director Agreement shall provide, among other things, that, if the proposed nominee is elected as a director of the Corporation, he or she will comply with this Code as well as all corporate governance, conflicts of interest, confidentiality, stock ownership, trading, and other code of conduct and ethics policies and guidelines of the Corporation, whether now in effect or as amended, from time to time, while such person is serving as a director of the Corporation. The Prospective Director Agreement shall include such person’s irrevocable resignation as a director if such person is found by a court of competent jurisdiction to have breached the Prospective Director Agreement in any material respect.
Holding Presidentially-Appointed Directors Accountable
To ensure that the directors appointed by the President of the United States are accountable for their failure to abide by this Code in a manner similar to that described above for directors elected by the stockholders of the Corporation, any alleged violations of this Code by appointed directors shall be referred to the Committee for review. If the Committee determines that a member of the Board of Directors appointed by the President of the United States has violated this Code in such a manner that justifies such director being removed from the Board, the Committee shall submit such a recommendation to the Board. Upon approval of such recommendation by the Board, the Board shall submit a formal request to the Office of Presidential Personnel of the Executive Office of the President of the United States that such director be removed from the Board of Directors by action of the President of the United States.

XIV.	Reporting of Any Illegal or Unethical Behavior
The Corporation actively promotes ethical behavior in all its business activities. Employees are encouraged to speak to their managers, the Legal Department, or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation.
Farmer Mac’s employees who have knowledge that an applicable law, regulation, policy, or ethical guideline has been, or may be, violated must promptly report such information to an appropriate person within the Corporation. Employees are required to report violations of law, rules, regulations, and this Code to their managers, the Legal Department, or senior management, as appropriate. Violations may also be reported in confidence to the General Counsel of the Corporation. Employees also are encouraged to speak to their supervisors or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation. No employee will suffer any penalty or retribution for reporting suspected misconduct or noncompliance or will be subject to adverse consequences as a result of making the report. The Corporation will not tolerate retaliation in any form against any person for complaints or reports made in good faith. Please refer to the Corporation’s separate Internal Reporting Whistleblower Protection Policy for more information about an employee’s ability to report a violation to an independent party who is not an officer, director, or employee of the Corporation. While the Corporation will use its best reasonable efforts to protect the confidentiality of those furnishing information, the Corporation cannot guarantee such confidentiality in the event that the FCA, any other regulatory or governmental body, or the courts become involved in the matter.

With regard to violations or potential violations of this Code by the Corporation’s Senior Financial Officers, employees are encouraged to report such violations to the General Counsel of the Corporation or a member of the Board of Directors of the Corporation.
Directors should communicate any suspected violations of this Code promptly to the Chairman of the Corporate Governance Committee and the Chairman of the Board. Suspected violations will be investigated by or at the direction of the Board or the Corporate Governance Committee, and appropriate action will be taken in the event that a violation is confirmed.

XV.	Recordkeeping; Notice, Compliance and Enforcement
Each employee must sign the Statement of Acknowledgement and Agreement (the “Statement”) accompanying this Code, which acknowledges receipt of the Code, or the appropriate Global Annual Acknowledgement that covers the Code as well as several other corporate policies. The Acknowledgements also acknowledge the responsibility of employees to review and become familiar with the Code and constitute an agreement to comply with the Code’s requirements. In the event of any changes to the Code, subsequent to their adoption by the Board Farmer Mac shall provide sufficient notification thereof to the employees and allow a reasonable period of time to require conformance with the Code, as modified.
In addition to the Statement, Conflict of Interest Questionnaires (the “Questionnaires”) substantially in the form attached to this Code as Annex B will be sent annually to directors, officers and employees for the purpose of eliciting sufficient information about financial interests, transactions, relationships and activities to inform Farmer Mac whether potential Conflicts of Interest exist. If, during the interval between the submission of annual Questionnaires, a potential Conflict of Interest should arise, the affected Person shall provide Farmer Mac with sufficient information (and complete a Questionnaire) to enable Farmer Mac to make a Conflict of Interest determination.
Each person receiving a Questionnaire must complete and return it within the timeframe stated therein. The General Counsel or his or her designee shall conduct a review of the completed Questionnaires, except that the President shall review the General Counsel’s completed Questionnaire. The General Counsel shall report annually to the Board of Directors on the results of this review.
Copies of the Questionnaires, as well as relevant portions of the Board and Corporate Governance Committee minutes (and any other reports prepared under or with respect to this Code) shall be retained in Farmer Mac’s files for a period of at least 6 years.
Each newly appointed director, officer, and employee shall certify that he or she has not been convicted of any criminal offense involving dishonesty or a breach of trust, and shall undertake to resign his or her position in the event of any subsequent disqualifying conviction.

XVI.	Former Directors – Cooling-Off Period
Until the second anniversary of the date on which a former director ceases to serve as a director on the Corporation’s Board of Directors, and unless determined otherwise by an affirmative vote by at least 10 directors, Farmer Mac will not hire such former director as an employee, lobbyist, advisor, or consultant, and Farmer Mac will not negotiate or transact any business with or through such former director (although Farmer Mac may negotiate and transact business with such former director’s employer, provided the former director shall not participate in such negotiations or represent his or her employer in connection with the transaction until after such anniversary date). During such cooling-off period, the former director will not receive compensation from any person, including his or her employer, for introducing such other person to Farmer Mac or facilitating any transaction between such other person and Farmer Mac.

XVII.	Waivers of this Code
Any waiver of this Code for executive officers (including Senior Financial Officers) or directors may be made only by the Board of Directors or by the Corporate Governance Committee. Any waiver or violation of this Code must be disclosed to stockholders to the extent required by applicable law or stock exchange requirements.

ANNEX A
DEFINITIONS

Capitalized terms used (but not otherwise defined) herein shall have the same meanings as in the Glossary of the Farmer Mac Seller/Servicer Guide. Other terms (capitalized or lower case) shall have the meanings indicated below. The definitions of such terms are applicable to the singular as well as to the plural forms of such terms and to the feminine as well as to the masculine genders of such terms.
“Agent” means any person (other than a director, officer, or employee of Farmer Mac) who represents Farmer Mac in contacts with third parties or who provides professional services such as legal, accounting, or appraisal services to Farmer Mac. “Agents” shall not include sellers or field servicers for purposes of the Code.
“Affiliate” means any entity established under authority granted to Farmer Mac under section 8.3(c)(14) of the Farm Credit Act of 1971, as amended.
“Board of Directors” means the board of directors of Farmer Mac.
“Business Affiliate” means any Person with whom a director has (or is negotiating to have) one or more of the following relationships: director, trustee, fiduciary, officer, partner, employee, direct or indirect holder of five percent (5%) or more of the beneficial interest, or direct or indirect holder of five percent (5%) or more of the voting common power or control. “Business Affiliate” of any director shall also include any Person or entity (and any Person “Acting in Concert” with such person or entity) that nominated, or sought the nomination of, the director to the Board of Directors. A Person shall be deemed to be “Acting in Concert” with another Person for purposes of this Code if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other Person where (A) each Person is conscious of the other Person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such Persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a Person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other Person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A Person deemed to be Acting in Concert with another Person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other Person.
“Code” means this Code of Business Conduct and Ethics.

“Committee” means Farmer Mac’s Corporate Governance Committee.
“Conflict of Interest” means an interest of an employee or agent of the Corporation in a transaction, relationship, or activity that adversely affects, might adversely affect, or appears to adversely affect, the ability of the employee to perform his or her official duties on behalf of the Corporation in an objective and impartial manner in furtherance of the best interests of Farmer Mac and its statutory purposes. Conflicts of interest can arise when an employee or a member of his or her family receives improper personal benefits as a result of the employee’s position in the Corporation. In determining whether a Conflict of Interest exists, interests of a Family Member or Business Affiliate of a person subject to this Code shall be imputed to the person as if they were that person’s own interests.
“Corporate Opportunity” means an actual or potential business activity or enterprise: (i) which is within the general scope of Farmer Mac’s business purpose or authority; (ii) in which Farmer Mac might reasonably engage; and (iii) for which Farmer Mac has the legal and financial capacity or a reasonable prospect of obtaining such capacity. The term “Corporate Opportunity” shall not be deemed to include the opportunity of any director or Business Affiliate to transact business with Farmer Mac.

“Corporation” or “Farmer Mac” means the Federal Agricultural Mortgage Corporation and its Affiliates.
“Director” means a member of the Board of Directors of Farmer Mac.
“Employee” means any salaried individual working part-time, full-time, or temporarily for Farmer Mac. Unless otherwise indicated, all references to “Employees” or “employees” shall be read to mean “Directors, Officers, Employees, and Agents.”
“Entity” means a corporation, company, association, firm, joint venture, partnership (general or limited), society, joint stock company, trust (business or otherwise), fund, or other organization or institution.
“Family Member” means spouse, child, grandchild, parent, grandparent, stepchild, stepparent, sibling, stepsibling, half sibling, aunt, uncle, first cousin, niece, nephew by marriage or by blood and any other natural person sharing the same residence.
“FCA” means the Farm Credit Administration.
“FCA Regulation” means the rules and regulations promulgated by the FCA.
“Material,” when applied to a conflict of interest or potential conflict of interest, means the conflicting interest is of sufficient magnitude or significance that a reasonable observer with knowledge of the relevant facts would question the ability of the person having such interest to discharge his or her official duties in an objective and impartial manner in furtherance of the interests and statutory purposes of Farmer Mac.

“Officer” means the salaried president, vice presidents, secretary, treasurer, and general counsel, or other person, however designated, who holds a position of similar authority at Farmer Mac.
“Participant” means a Person who is an actual or potential Originator, agricultural mortgage marketing facility, Borrower, Seller, Central Servicer, Field Servicer, Trustee, or Custodian, including a Person who holds enough Farmer Mac stock to be eligible to become a Seller.
“Person” means an individual or entity.
“Public Official” means an elected or appointed official or an employee of the legislative, executive, or judicial branch of the federal or state government.
“Questionnaires” means the Conflict of Interest Questionnaires substantially in the form attached to this Code.
“Resolved,” when applied to a potential conflict of interest that Farmer Mac has determined is material, means that circumstances have been altered so that a reasonable observer with knowledge of the relevant facts would conclude that the conflicting interest would not adversely affect the person’s performance of official duties in an objective and impartial manner in furtherance of the interests and statutory purposes of Farmer Mac.
“Senior Financial Officers” means Farmer Mac’s principal executive officer, principal financial officer, principal accounting officer or controller, and any other officer involved in the preparation of the Corporation’s financial statements, public reports, or other public communications.
“Statement” means the Statement of Acknowledgement and Agreement accompanying this Code, pursuant to which employees acknowledge receipt of the Code.
“Substantial Gift” means, but is not limited to, (i) goods or services that are given or offered to an employee and that have a fair market value of more than $100 (without regard to the cost to the donor); and (ii) a loan made on preferential terms. A Substantial Gift does not include business courtesies such as meals, entertainment and access to other events, to or from a third party, when the third party is present and circumstances surrounding such event have a clear business purpose, e.g., talking business over a meal or during an event sponsored and attended by a third party.

ANNEX B
CONFLICT OF INTEREST QUESTIONNAIRE
_________

Name:
Position:

Instructions for completing this form: Answer each question to the best of your ability. Initial each page and sign your name on the last page. In answering questions, you may attach additional pages to provide the requested information. Farmer Mac will use the information you provide in this form to ascertain relationships, financial interests, and activities that are potential conflicts of interest. It is better to be over-inclusive than to omit what could be important information. If you have any doubt about whether to include information, please contact the Legal Department.

FINANCIAL INTERESTS AND EMPLOYMENT
In your response to this section, please list any entity (as defined in Farmer Mac’s Code of Business Conduct and Ethics) that meets both of the following conditions:

(1)
you, your spouse, or your minor child has a financial interest in the entity or you know or have reason to know that another family member (as defined in Farmer Mac’s Code of Business Conduct and Ethics) has a financial interest in the entity, and

(2)	you know or have reason to know that the entity has a current or prospective business relationship with Farmer Mac or you have official contact with the entity on behalf of Farmer Mac.

For purposes of this question, “financial interest” means any financial interest you or a family member has in an entity, including:

•	as an employee, officer, owner, director, trustee, member, partner, advisor, or consultant and

•	as a result of an ownership interest in stock, stock options, bonds, securities, or other comparable instruments issued by the entity, including through trusts.

You do not need to list any financial interest that is an ownership interest if that ownership interest is less than 5% of all ownership interests of that entity, unless the entity is a financial institution. You do not need to list mutual funds or interests in investment companies in which you have no managerial control over the investment decisions for the underlying assets.

Please list those entities that meet the conditions set forth above and also describe the nature and amount of your and your family members’ financial interests in those entities. If you and your family members have no financial interests as described above, please write “None.”

B-1

CREDITORS

Please list below the names of any creditors to which you, your spouse, or your minor child are obligated. Please also list the creditors of any other family member (as defined in Farmer Mac’s Code of Business Conduct and Ethics) that meet the following conditions:

•	you know or have reason to know about the creditor relationship, and

•	you know or have reason to know that the creditor has a current or prospective business relationship with Farmer Mac or you have official contact with the creditor on behalf of Farmer Mac.
For purposes of this question, a “creditor” is any person or entity to whom you or a family member owes an obligation in the aggregate amount of $100,000 or more, but does not include any lender of a mortgage loan that you or a family member owe that was obtained for the purchase of residential property and which is occupied as a personal residence (indebtedness on owner-occupied farms must be reported).

Please describe the nature and amount of your and your family members’ obligations to creditors below. If you and your family members have no creditors as described above, please write “None.”

OTHER POTENTIAL CONFLICTS

Other than the information you provided elsewhere in this questionnaire, do you have, or do you know or have reason to know that a family member has, any interest (financial or otherwise) in any transaction, relationship, or activity that might adversely affect, or appear to adversely affect, your ability to perform your official duties on behalf of Farmer Mac in an objective and impartial manner in furtherance of the interests of Farmer Mac and its statutory purposes? If YES, please describe the potential transaction, relationship, or activity and your or your family member’s interest in it.
YES    NO
I certify that the statements I have made in this Conflict of Interest Questionnaire are true, complete, and correct to the best of my knowledge and belief. I understand that while I am an officer, director, or employee of Farmer Mac, I must promptly file an amended Conflict of Interest Questionnaire if I become aware of any relationship, activity, or financial interest that is subject to disclosure in this questionnaire.

(Signature)    (Date)

B-2

FORM OF STATEMENT OF ACKNOWLEDGEMENT AND AGREEMENT

I hereby acknowledge that I have received a copy of Farmer Mac’s Code of Business Conduct and Ethics (the “Code”). I have reviewed the Code, including the requirements for [compliance with fiduciary duties to Farmer Mac set forth in Section VI of the Code and] the safeguarding of confidential information set forth in Section IX of the Code, and agree to comply with all the provisions of the Code. I also understand and acknowledge my personal responsibility to ensure that my actions abide by the Code, and comply not only with the letter but the spirit of the Code. I understand that my failure to comply with those requirements could [result in my removal from the Board and] [result in my dismissal from Farmer Mac and] subject me to the penalties of Part C of Title V of the Farm Credit Act of 1971, as amended. I certify that I have not been convicted of any criminal offense involving dishonesty or a breach of trust and undertake to resign my position at Farmer Mac in the event I am subsequently convicted of any such offense.

[I further acknowledge that I have received copies of, read and understood the following Farmer Mac corporate policies: [list applicable policies]. I understand my responsibility to review and become familiar with the requirements contained in those policies. I certify that I am in compliance with, and agree to continue to comply with, the policies and procedures set forth in the above-listed policies. [I understand that my failure to comply with those requirements could result in my [removal from Farmer Mac’s Board for cause or the imposition of such other penalties as may be voted by the Board of Directors of Farmer Mac] [dismissal from Farmer Mac]].]

By:
Name:
Title:

Dated: